EXHIBIT 99.2

Akoustis Announces Pricing of $15 Million Offering of Convertible Senior Secured Notes

Charlotte, N.C., MAY 10, 2018 (GLOBE NEWSWIRE) -- Akoustis Technologies, Inc. (NASDAQ: AKTS) (“Akoustis” or the “Company”), a manufacturer of patented single-crystal bulk acoustic wave (BAW) high-band RF filters for mobile and other wireless applications, announced the pricing of a private offering of $15 million aggregate principal amount of its 6.5% Convertible Senior Secured Notes due 2023. The offering is expected to close on or about May 14, 2018, subject to the satisfaction of customary closing conditions.

The net proceeds of the offering are expected to be approximately $13.5 million and will be used to fund operations, including R&D and the commercialization of the Company’s technology, as well as for working capital and other general corporate purposes.

The notes will be convertible at the option of the holder at any time prior to maturity at an initial conversion price of $6.55 per share, subject to adjustment under certain circumstances. The initial conversion price represents a premium of approximately 10.5% over the $5.93 closing price of the common stock on May 9, 2018.

The holders of the notes will have a one-time right, effective on May 31, 2021 (the “put date”) exercisable prior thereto in the manner described in the indenture, to require the Company to repurchase for cash all (but not less than all) of such holder’s notes on the put date at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus interest. If the holder elects to convert the notes at any time on or after the date that is one year after the date of issuance and prior to the put date, the holder will also receive a make-whole payment equal to the remaining scheduled interest payments that would have been made had such converted notes remained outstanding through the put date. Additionally, if Akoustis undergoes a “qualifying fundamental change,” under certain circumstances, holders who convert their notes in connection with such a fundamental change will be entitled to a “fundamental change payment” equal to $130 per $1,000 of aggregate principal of notes converted, payable at the Company’s option in cash and/or freely tradable shares of common stock, valued as provided in the Indenture governing the notes.

The notes will be guaranteed on a senior secured basis by each of our existing and future subsidiaries and will be secured by a first priority lien (subject to permitted liens) on substantially all of the Company’s and its subsidiaries’ assets.

At any time on or after May 31, 2019, if the closing sale price per share of our common stock is greater than 175% of the then-effective conversion price for each of 20 days of any 30 consecutive trading day period, the Company may redeem the notes, in whole or in part with certain adjustments, at a redemption price equal to 100% of the principal amount of such notes, plus accrued interest.

The notes and the related guarantees are being offered and sold only to qualified institutional buyers in the United States in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes and the related guarantees have not been registered under the Securities Act or any state or other jurisdiction’s securities laws and may not be offered or sold in the United States absent of registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Akoustis Technologies, Inc.

Akoustis® (http://www.akoustis.com) is a high-tech BAW RF filter solutions company that is pioneering next-generation materials science to address the market requirements for improved RF filters - targeting higher bandwidth, higher operating frequencies and higher output power compared to incumbent polycrystalline BAW technology deployed today. The Company utilizes its proprietary XBAW single-crystal BAW manufacturing process to produce bulk acoustic wave RF filters for mobile and other wireless markets, which facilitate signal acquisition and accelerate band performance between the antenna and digital back end. Superior performance is driven by the significant advances of high-purity, single crystal piezoelectric materials and the resonator-filter process technology which drives electro-mechanical coupling and translates to wide filter bandwidth.

The Company plans to service the fast growing multi-billion-dollar market of device OEMs, network providers, and consumers to diminish front end phone heat, battery drain and signal loss -- all considered to be directly related to current RF polycrystalline filter technologies' limitations. The Company owns and operates a 120,000 sq. ft. ISO-9001 certified commercial wafer-manufacturing facility located in Canandaigua, NY, which includes a class 100 / class 1000 cleanroom facility - tooled for 150-mm diameter wafers - for the design, development, fabrication and packaging of RF filters, MEMS and other semiconductor devices. Akoustis Technologies, Inc. is headquartered in the Piedmont technology corridor near Charlotte, North Carolina.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Such forward-looking statements include statements regarding the proposed offering of the notes and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these forward-looking statements are based on management’s current beliefs, expectations and assumptions and are subject to risks and uncertainties. These and other risks and uncertainties are described in more detail in the Part I, Item 1A - Risk Factors of the Company’s most recent Annual Report on Form 10-K and in subsequently filed Quarterly Reports on Form 10-Q. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements included in this press release speak only as of the date hereof and, except as required by law, we undertake no obligation to update publicly or privately any forward-looking statements, whether written or oral, for any reason after the date of this press release to conform these statements to new information, actual results or to changes in our expectations.

Contact:

COMPANY:
Tom Sepenzis
Akoustis Technologies, Inc.
Director of Investor Relations
704-890-2925
tsepenzis@akoustis.com

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com